Exhibit 10.15

Framework Agreement on Insurance Cooperation

Party A: Chang An Property And Liability Insurance Ltd. Beijing Branch

Person-in-charge: FU Zhenghong

Address: Room 101, Building 6, 80 West Railway StationSouth Road, Xicheng District, Beijing

Telephone:010-63370171

Party B: Hexin E-commerce Co., Ltd.

Legal Representative: AN Xiaobo

Address: C-13F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing

Telephone: 010-53579041

In order to promote the integrated development of the business of Chang An Property And Liability Insurance Ltd. Beijing Branch(hereinafter referred to as “Party A”) and Hexin E-commerce Co., Ltd. (hereinafter referred to as “Party B”), Party A and Party B have reached the following agreement for win-win purpose based on friendly cooperation.

I.                                        Relationship between the Parties

In this Agreement, Party A (referring to Party A and its affiliated branches for specific business) is an insurance company qualified to engage in credit and guarantee insurance, short-term accident insurance and property insurance.

In this Agreement, Party B shall be an intermediary agency providing the Borrower with matching services for loans, as well as providing the funding party with risk control services of loans.

In this Agreement, the Borrower shall mean a borrower who seeks a loan by the matching and risk management services of Party B.

In this Agreement, the Lender shall mean a natural person or legal person that extends a loan to the Borrower.

II.                                   Cooperation project of both Parties

During the period of cooperation, based on the insurance products and rates provided by Party A to Party B, Party A and Party B, on the basis of the principles of equality, voluntariness, mutual benefit and honesty, in accordance with relevant regulations of the insurance regulatory authority, after friendly consultation reach and execute the following agreement to mutually abide by with respect to the mutual promotion of the credit and guarantee insurance business and cooperation in other insurance related business.

III.                              Rights and obligations of Party A and Party B

(A)       Rights and obligations of Party A

1.                  During the term of insurance, Party A shall provide credit and guarantee insurance and other insurance related business to the Borrower’s loan extended by the Lender. Party A shall review the materials provided by Party B and issue the policy after the insurance conditions of Party A are satisfied.

If Party B fails to comply with the established operation procedures and risk control standards, Party A shall be entitled to refuse such insurance. If the materials provided by Party B are untrue, including but not limited to circumstances whereby the agreed risk control standards are not complied with leading to incorrectness and incompleteness of the Borrower’s materials and thus Party A issues a policy mistakenly, Party A shall be entitled to require Party B to compensate for its economic losses.

2.                  In the event of a breach of contract by the Borrower, Party A shall compensate the investors for the principal and expected interest by the Borrower.

3.                  During the term of insurance, Party A shall ,on a monthly basis, check and assess the repayment ability of the debtors of Party B’s creditor’s rights and Party B shall cooperate. Both Parties shall jointly enhance the post-loan management and take measures to reduce or eliminate risks.

4.                  Party B shall serve a collection notice for the breach of the Borrower and provide proof of failure to collect after such notice. Party A confirms that Party B’s proof of failure to collect overdue payment shall be the loan outstanding after the maturity date set out in the loan agreement between the Borrower and the Lender, including but not limited to relevant evidence proving the debtor of Party B’s creditor’s right owing the principal and expected interest of loan, collection documents for overdue payment issued by Party B or attorney’s letters.

(B)       Rights and obligations of Party B

1.                  Party B shall provide Borrowers with loans to meet the consumption demand.

2.                  Party B shall recommend Borrowers to Party A and shall be responsible for the Borrowers and the authenticity and completeness of the application materials.

3.                  In the event that a Borrower recommended by Party B fails to repay on time, Party A shall follow the compensation methods set out in the Memorandum, and Part B shall cooperate.

4.                  Party B accepts the policyholder’s and the insured’s entrustment to handle the insurance and claim matters on their behalf. Only one invoice shall be issued for the same policy and the invoice title shall the policyholder. If a third party requires to issue an invoice repetitively, Party B shall negotiate with such third party to settle and Party A shall not issue a repeated invoice. Party B shall be fully responsible for the losses incurred to Party A arising from repeated invoicing or invoice disputes.

5.                  Party B shall take risk control measures, including but not limited to conducting interviews prior to creation of the creditor’s rights, reviewing the authenticity of the materials and information, pre-loan risk control such as strictly following the prerequisites to screen, taking risk control measures during the loan such as verification of information and communication with customers, adopting post-loan risk control measures such as regular repayment reminder, periodic collection for overdue payment according to procedures and litigation, so as to take measures to reduce or eliminate risks.

6.                  Party B shall paid the amount of the risk reserves to the account designated by Party A, and the premium shall not exceed the amount of the balance of the risk reserves, which is acutely paid-in the account designated by Party A. Party B shall provide a complete set of insurance materials as well as credit inquiry materials besides standard insurance information as required by Party A based on the actual circumstances of the cooperation project.

7.                  Party B shall provide Party A with access to the network platform of risk control materials for the cooperation project so that Party A is able to expediently and accurately verify the information.

8.                  After repayment of the Borrower is overdue, Party B shall provide a list of overdue customers to Party A to report such cases and compile a complete set of claim materials.

9.                  When publicizing the cooperation project to business partners or social public, Party B shall state clearly that Party B only offers bond insurance and other insurance-related business services to lending with Party A’s permission to insure. Party A shall not publicize projects without Party A’s permission or details other than insurance liabilities. The publication shall be reviewed and approved by Party A in writing. Party A reserves the right to provide information regarding Party B’s breach of contract and dishonesty to credit agencies or media and shall not be responsible for negative consequences therefrom.

10.           Party B shall conduct a review of materials of the customers stringently. In the event that Party B fails to review the customers’ materials strictly and Party A issues a policy mistakenly due to incorrectness and incompleteness of the customer’ materials (including customers’ materials provided by Party B to Party A), Party A shall be entitled to require Party B to compensate for all the losses and relevant expenses.

11.           Where there is transfer of loans, Party B shall provide a list of the transfer of the loans to Party A within forty-eight hours from the completion of transfer of the loans so that Party A can review and revise promptly to ensure the validity of the policies. If Party B violates this provision so that Party A fails to promptly review and revise and to insure the losses covered, Party B shall be fully responsible.

In the event that a breach of this provision by Party B results in losses to Party A, Party B shall compensate Party A for all the losses except this Agreement stipulates otherwise.

IV.                               Confidentiality

Party A and Party B shall keep the trade secrets strictly confidential. Either Party shall not disclose the content of this Agreement and relevant business materials without the consent of the other Party. The effect of this provision shall not be affected upon expiration the term of the cooperation of this Agreement, suspension or termination of the cooperation.

V.                                    Miscellaneous

1.                  This Agreement shall be made in four copies, with two copies held by each Party. Both Parties shall negotiate and enter into a supplemental cooperation agreement on the matters that are not covered by this Agreement. The supplemental cooperation agreement shall have the same legal effect as this Agreement.

2.                  In the event that either of Party A or Party B violates the state laws, regulations and this Agreement, the other Party shall be entitled to terminate this Agreement unilaterally and reserve the rights to pursue legal and economic liability. This Agreement shall terminate automatically upon confirmation of the breach and sending the other Party a notice to terminate this Agreement.

3.                  Either Party A or Party B shall not notify a third party of all or part of the rights and obligations of this Agreement without written consent of the other Party. Otherwise, the breaching Party shall be responsible for the economic losses incurred to the other Party.

4.                  Party A and Party B shall settle any dispute arising from or relevant to this Agreement through friendly consultation.

5.                  This Agreement shall take effect upon the date of execution and have the term of one year. This Agreement shall be automatically extended for one year if both Parties have not objected in writing one month before expiration, and so on. This Agreement shall terminate upon full performance of the rights and obligations of both Parties.

Party A (stamp): [seal of Chang An Property And Liability Insurance Ltd. Beijing Branch]

Signature of legal representative or authorized representative: [signature]

Date: 25 January 2017

Party B (stamp): [seal of Hexin E-commerce Co., Ltd.]

Signature of legal representative or authorized representative:[signature]

Date: 25 January 2017